Exhibit 99.1

For Immediate Release	For Investor Inquiries, contact:
April 25, 2007	Shona L. Bedwell	Randy A. Henry
2007-06	317.808.6169	317.808.6060

	For Media Inquiries, contact:
	Joel Reuter
	317.808.6137

Duke Realty Announces First Quarter Earnings

Common and Preferred Stock Dividends Declared

Indianapolis - Duke Realty Corporation (DRE: NYSE) reported today results for the first quarter 2007.

Funds from Operations available to common shareholders (diluted) (“FFO”) was $0.62 per share for the first quarter of 2007, as compared to $0.50 per share for the same quarter in 2006, an increase of 24 percent.  The current quarter results include a $0.07 per share increase in land sale gains, a $0.03 per share increase in property operations, and a $0.01 per share increase in gains on held for sale properties, as compared to the first quarter of 2006.

Net income available for common shareholders (diluted) (“EPS”) was $0.49 per share for the first quarter of 2007, as compared to $0.08 for the same quarter in 2006.  The increase for the quarter was the result of  $0.35 per share from a higher level of gains on the disposition of depreciable properties as well as higher gains on the disposition of land and held for sale properties as noted above.

Denny Oklak, Chairman and Chief Executive Officer, commenting on Duke’s first quarter performance, stated,

“Our first quarter results confirmed the continuing momentum in our operations.  Funds From Operations for the quarter of $0.62 per share exceeded the top end of our guidance by $0.07.  This excess resulted from the accelerated closings of sales of our held-for-sale properties and undeveloped land.  These closings were in line with our expectations but closed earlier than expected.  We remain comfortable with our FFO per share guidance of $2.62 to $2.76 for 2007.  We anticipate FFO per share between $0.58 to $0.61 for the second quarter.

Our business is solid in all areas.  Occupancy of our stabilized in-service properties continues to be strong at 94.8%.  Our value creation pipeline remains at a high level at $1.3 billion.  We are pleased with our start to 2007.”

Dividends

Additionally, the Company’s Board of Directors declared its quarterly common stock dividend of $0.475 per share, or $1.90 per share on an annualized basis.  The dividend is payable on May 31, 2007, to shareholders of record on May 14, 2007.

The Board also declared today the following dividends on the Company’s outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Series B	Not Listed	$.998750	June 15, 2007	June 29, 2007
Series J	DREPRJ	$.414063	May 17, 2007	May 31, 2007
Series K	DREPRK	$.406250	May 17, 2007	May 31, 2007
Series L	DREPRL	$.412500	May 17, 2007	May 31, 2007
Series M	DREPRM	$.434375	June 15, 2007	June 29, 2007
Series N	DREPRN	$.453125	June 15, 2007	June 29, 2007

First Quarter Operating Statistics

•                  The Company’s 676 stabilized in-service properties totaling 103.6 million square feet were 94.8 percent leased compared to 94.1 percent and 95.4 percent leased at March 31, 2006 and year-end 2006, respectively.

•                  The Company’s value creation pipeline totaled $1.3 billion, including $350 million of joint venture developments in which the Company has an approximate 50 percent ownership interest.  The pipeline includes $446 million of developments with an expected stabilized return of 9.3 percent that Duke plans to own indefinitely after completion, $762 million of developments with an expected stabilized return of 8.7 percent that the Company plans to sell upon completion and stabilization, and a $63 million backlog of third-party construction volume with a 12.4 percent fee.

•                  Including 9.2 million square feet of projects either under development or unstabilized in-service, the Company’s total portfolio at the end of the first quarter consisted of 716 properties totaling nearly 113 million square feet that were 89.3 percent leased.

•                  Duke renewed 81.6 percent of leases up for renewal, totaling 1.9 million square feet, on which net effective rents increased 5.0 percent.

•                  Same property net operating income increased by 3.7 percent for the three months ended March 31, 2007.

•                  Property sales in the first quarter totaled $176.9 million, including $25.9 million of held-for-sale dispositions at an average stabilized capitalization rate of 6.4 percent.  The remaining sales included $151.0 million of held-for-rental properties at an average stabilized capitalization rate of 8.2 percent.

•                  The Company’s interest and fixed-charge coverage ratios in the first quarter were 3.3 and 2.0, respectively, and its debt-to-total market capitalization ratio was 36.2 percent at March 31, 2007.

When used in this press release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are advised to refer to Duke’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 6, 2006 for additional information concerning these risks.

Supplemental Earnings Measure

FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.  FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis.  A reconciliation of FFO to GAAP net income is included in the financial tables accompanying this press release.

About Duke Realty Corporation

Founded in 1972, Duke Realty Corporation develops commercial real estate in strategically selected markets by leveraging the expertise of local sales, construction and operations professionals.  Duke is the largest publicly traded, vertically integrated office/industrial real estate company in the United States.  Duke’s properties encompass approximately 113 million rentable square feet leased by more than 3,400 tenants.  We own or control through options or joint ventures more than 7,700 acres of undeveloped land that can support approximately 112 million square feet of additional development.  Duke common stock is listed on the New York Stock Exchange under the symbol: DRE.  Visit Duke on the web at www.dukerealty.com.

A copy of the Company’s supplemental information fact book will be available after 6:00 p.m. EDT today in the Investor Relations section of the Company’s web site at www.dukerealty.com.  Duke is also hosting a conference call tomorrow at 3:00 p.m. New York time to discuss its first quarter operating results.  All investors are invited to listen to this call, which can be accessed through the Investor Relations section of the Company’s web site.

Financial Highlights

(in thousands, except per share data)

	Three Months Ended March 31,
Operating Results	2007	2006

Revenues from continuing operations	$229,868	$202,342
Earnings from rental operations	25,825	31,827
Earnings from service operations	6,934	4,450
Net income available for common shareholders - Basic	68,563	11,448
Net income available for common shareholders - Diluted	73,925	12,597
Funds from operations available for common shareholders - Basic	86,327	67,677
Funds from operations available for common shareholders - Diluted	92,500	74,414

Per Share:
Net income available for common shareholders - Basic	$0.50	$0.08
Net income available for common shareholders - Diluted	$0.49	$0.08
Funds from operations available for common shareholders - Basic	$0.63	$0.50
Funds from operations available for common shareholders - Diluted	$0.62	$0.50
Dividend payout ratio of funds from operations	76.6%	94.0%
Weighted average shares outstanding
Basic - Net income and Funds From Operations	136,823	134,781
Diluted - Net income	149,465	149,265
Diluted - Funds From Operations	148,327	149,265

Balance Sheet Data	March 31, 2007	December 31, 2006

Net real estate investments	$5,902,903	$5,781,272
Total assets	7,272,154	7,238,595
Total debt	4,115,532	4,109,154
Shareholders’ equity	2,628,764	2,503,583
Common shares outstanding at end of period	136,892	133,921

Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended March 31, (Unaudited)
	2007			2006
		Wtd.			Wtd.
		Avg.	Per		Avg.	Per
	Amount	Shares	Share	Amount	Shares	Share
Net Income Available for Common Shares	$68,563	136,823	$0.50	$11,448	134,781	$0.08
Add back:
Minority interest in earnings of unitholders	4,910	9,729		1,149	13,394
Joint venture partner convertible ownership of net income	452	1,138
Other common stock equivalents		1,775			1,090
Diluted Net Income Available for Common Shares	$73,925	149,465	$0.49	$12,597	149,265	$0.08

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$68,563	136,823	$0.50	$11,448	134,781	$0.08
Adjustments:
Depreciation and amortization	67,739			60,582
Company share of joint venture depreciation and amortization	4,968			4,702
Earnings from depreciable property sales-wholly owned	(51,720)			(505)
Earnings from depreciable property sales-JV	(1,960)			(2,962)
Minority interest share of adjustments	(1,263)			(5,588)
Basic Funds From Operations	86,327	136,823	$0.63	67,677	134,781	$0.50
Minority interest in earnings of unitholders	4,910	9,729		1,149	13,394
Minority interest share of adjustments	1,263			5,588
Other common stock equivalents		1,775			1,090
Diluted Funds From Operations	$92,500	148,327	$0.62	$74,414	149,265	$0.50